                          SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                             (Amendment No.   )

Filed by Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                       SteinRoe Investment Trust
             (Name of Registrant as Specified In Its Charter)

            ______________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2),
     or       Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         __________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
         __________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined).
          _________________________________________________________________
     (4) Proposed maximum aggregate value of transaction:
          _________________________________________________________________
     (5) Total fee paid:
         __________________________________________________________________

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2 ) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
          ____________________________________________________
      (2) Form, Schedule or Registration Statement No.
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      (3) Filing Party:
          ____________________________________________________
      (4) Date Filed:
          ____________________________________________________

[proxy solicitation letter to financial advisers]

[Stein Roe & Farnham Incorporated letterhead]


date

name
company
address

Dear Financial Adviser:

We appreciate deeply your recommending SteinRoe Mutual Funds to your clients. We know you have a vast array of funds to choose from, and we are grateful that you have chosen to select SteinRoe funds. Your clients who invest in SteinRoe equity funds will soon be receiving a proxy statement. Because they may seek your guidance, we would like to familiarize you with the key issues of the proxy.

We are asking shareholders to vote on three new agreements that relate to the investment advisory services that Stein Roe & Farnham provides to the Funds, as well as its compensation for doing so. The trustees (including the independent trustees, who represent a majority of the board) have unanimously approved, and recommended that shareholders approve, the proposed agreements. We hope you will encourage your clients to vote to approve. These agreements require shareholder approval, and a meeting to vote on them is scheduled for August 15, 1995. The agreements are:

- - Separate Administrative and Management Agreements that would replace the current Investment Advisory Agreement.
  These agreements would essentially carry forward the services Stein Roe & Farnham currently provides;
  however, they would separate into two agreements the provision of administrative and investment management services. The new agreements also provide for an increase in the aggregate fee paid to Stein Roe &
  Farnham for providing investment advisory services to the Funds.

- - A second proposed Management Agreement, which would replace the management agreement mentioned above and would, as appropriate at a future date, facilitate the conversion of the funds into a "master fund/feeder fund" structure. This would enable Stein Roe & Farnham to pool the assets of one fund with the assets of an institutional client or other fund with identical investment objectives, and then manage the resulting, larger pool of assets.

A word about the fee increase. No such action is ever taken lightly, and it was unanimously approved only after the trustees conducted an exhaustive study of Stein Roe's competitiveness in meeting the needs of mutual fund investors currently, and what will be required for continued success in the future. We believe the proposed fee increase will only help to ensure the funds' ability to attract and retain top investment talent and invest in the technology needed to succeed in the investment management business today. And-- even with the fee increase--we believe our fees still would be competitive with those of other fund companies and that SteinRoe funds would remain a good value. In fact, the proposed fee increase will cost less than $2 a year per each $1,000 invested as measured against management fees paid by the Funds during their most recent fiscal year. As always, SteinRoe funds remain pure no-load funds, with no sales commissions or redemption charges, and no 12b-1 fees.

For your information, we have enclosed a copy of the proxy materials that were sent to your clients. If you have any questions about the proxy, please feel free to call our Adviser and Dealer Services Department directly at 1 800 322-0593. Again, we sincerely thank you for choosing to recommend SteinRoe Mutual Funds, and we look forward to a long and prosperous future together.

Sincerely,


Timothy K. Armour
President

[proxy solicitation letter to clients]

[Stein Roe & Farnham Incorporated letterhead]

date

client name
client address
city, state zip

Dear client:

We appreciate the confidence you have shown in Stein Roe &
Farnham, and we continue to seek ways to improve our businesses so that we can serve you better. That's why we've proposed a change in the agreements relating to the investment advisory services Stein Roe & Farnham provides to some of the SteinRoe equity mutual funds. You may already have received your proxy materials for these matters, which will be voted on at the shareholder meeting on August 15. The trustees-- the majority of whom are independent trustees--have unanimously urged you to vote for approval of the proposed changes.

You are being asked to vote on three agreements. For your convenience, I've enclosed a recap of the proxy's key points. You may note that the proposed agreements provide for an increase in the management fees payable to Stein Roe
& Farnham--which amounts to less than $2 per year per $1,000 invested--by six of the 18 SteinRoe mutual funds. In most cases, we have not increased the fee schedule for these funds in more than seven years.

As you know, investing in today's fast-paced and continually changing economic climate is complex, and identifying wealth-building opportunities in the markets is becoming more and more intricate. Moreover, a strong proprietary research capability--long a Stein Roe hallmark-
- -has become even more critical in the investment process.
At the same time, the cost of maintaining such a capability has continued to escalate.

This fee increase will allow us to continue to invest in both top-quality talent and technology. These funds' expenses have traditionally been below the average of their peer groups--we believe that, even at the new fee rates, each fund's expense ratio would remain in line with or below the average expense ratio for its fund peer group.

These proposed agreements affect only your mutual fund holdings, not any of your other assets managed by Stein Roe
& Farnham. The proposed fee increase affects x percent of your portfolio (or about $xx annually). Please feel free to call me if you have any questions, or if I can be of assistance.

Sincerely,


ICD name
title

About the SteinRoe Equity Mutual Funds Proxy Vote

To recap the proxy's key points, we are asking you to vote on three agreements that relate to the services Stein Roe &
Farnham provides to each of the SteinRoe equity mutual funds, as well as its compensation for these services. The agreements are:

- - An Administrative Agreement and a Management Agreement that would replace the current Investment Advisory
  Agreement. These agreements would essentially carry forward the services Stein Roe & Farnham currently provides; however, the provision of administrative and portfolio management services would now be governed by separate agreements. These two new agreements also provide for an increase in the aggregate fees paid to Stein Roe & Farnham for providing investment management services to six of the eight SteinRoe equity funds.

- - A second proposed Management Agreement, which would replace the management agreement mentioned above and would, as appropriate at a future date, facilitate the conversion of the funds into a "master fund/feeder fund" structure. This would allow Stein Roe & Farnham to commingle the assets of a particular fund with other assets (including other mutual funds) that have identical investment objectives.

  The trustees have reviewed Stein Roe & Farnham's recommendation and approved them only after conducting an exhaustive study of the industry. In order to remain competitive in today's investment arena, mutual fund companies must attract and retain top-notch talent and keep pace with rapid changes in technology. Having considered these factors, the trustees believe that, by voting to approve the proposed agreements, you will help ensure our ability to continue to provide you high-quality investment management service. We believe the management fee increase recommended for each fund is reasonable and competitive-- the largest amounting to less than $2 a year per each $1,000 invested.

And even with the new fee structure, we believe total expenses for these funds will remain in line with or below the peer group average. MOST IMPORTANTLY, STEINROE FUNDS
REMAIN PURE NO-LOAD FUNDS, WITH NO SALES COMMISSIONS OR
REDEMPTION CHARGES, AND NO 12B-1 FEES.

Please mark, date, sign and mail the enclosed proxy in the envelope provided so your vote may be cast at the meeting.

[proxy solicitation letter to retirement plan trustees]

[SteinRoe Mutual Funds letterhead]


June 26, 1995

Company Name
Trustee
Address

Dear ___________:

Please be advised that the attached master proxies are being delivered directly to you as trustee of the ______
Plan. For your convenience, you may vote on each master proxy for your plan. However, if you desire you may distribute the enclosed proxies to each of your participants for their individual vote.

Please return the signed master proxy and the individual proxies of your participants in the enclosed self-addressed stamped envelope.

If we can be of further assistance, please do not hesitate to call your Retirement Plan Representative at 800-322-
1130.  Your prompt response is greatly appreciated.


Sincerely,



SteinRoe Mutual Funds
Retirement Plan Department

[Proxy solicitation letter to shareholders]


June 26, 1995

Dear SteinRoe shareholder:

Enclosed in this envelope is a notice of a meeting of shareholders for one or more SteinRoe equity mutual funds in which you have invested, as well as a proxy statement and a proxy card. The proxy statement provides you with information you need in order to vote on matters to be considered at the meeting; the proxy card for each fund in which you are a shareholder is, in essence, a ballot that enables you to cast your vote by mail.

We've sent you these materials -- and I am writing to you today -- to seek your vote of approval for three agreements relating to the investment advisory services provided by Stein Roe & Farnham Incorporated.

The trustees of your fund (including the independent trustees) -- whose job it is to protect your interests as a shareholder and to ensure that your fund is managed professionally and cost-effectively -- have unanimously recommended that you approve the proposed agreements.

The agreements relate to the investment advisory services
Stein Roe & Farnham provides to your fund, as well as its compensation for doing so. The agreements are:

- - An Administrative Agreement and a Management Agreement that would replace the current Investment Advisory
  Agreement relating to your fund. These new agreements essentially carry forward, under two separate agreements, the investment advisory services Stein Roe & Farnham already provides to your fund. As you would imagine, the proposed Administrative Agreement covers Stein Roe &
  Farnham's provision of certain administrative services;
  while the proposed Management Agreement covers portfolio management services. These agreements provide for an increase in the fee paid to Stein Roe & Farnham for the services it provides.

- - A second proposed Management Agreement, which would replace the management agreement mentioned above and would, as appropriate at a future date, allow your fund's assets to be pooled with assets of other funds that have identical investment objectives. The resulting larger pool of assets would be managed by Stein Roe & Farnham.

A word about the fee increase. No such action is ever taken lightly. Stein Roe & Farnham recommended the increase -- and the trustees approved the recommendation -- only after both had conducted an exhaustive study of Stein Roe's competitiveness in meeting the needs of mutual fund investors currently, and what will be required for continued success in the future. Investing today is a complex business, and identifying wealth-building opportunities in the market is becoming more and more intricate. Moreover, a strong proprietary research capability -- long a Stein Roe hallmark
- -- has become even more critical in the investment process. At the same time, the cost of maintaining such a capability has continued to escalate. Mutual fund companies must invest in both top-notch talent and technology to an even greater degree than was required seven to ten years ago, when we last raised fees on many of our equity funds.

Having considered these factors, the trustees believe, as we do, that, by voting to approve the proposed agreements, you will help ensure our ability to continue to provide you high-quality investment management service.

We believe the management fee increase recommended for each fund is reasonable and competitive -- the largest amounting to less than $2 a year per each $1,000 invested. And, even at the new fees, each of the funds' expenses would be in line with or below the median expense for its fund peer group. As always, SteinRoe funds remain pure no-load funds, with no sales commissions or redemption charges, and no 12b-1 fees.

Please mark, date, sign and mail the enclosed proxy in the envelope provided so your vote may be cast at the meeting.

By their nature, proxy statements are technical and complex documents. While we've worked hard to make this proxy statement as simple as possible, you may have additional questions. If so, please call us at 1 800 338-2550.

On behalf of your trustees, I ask for your approval of these important agreements, and, as always, thank you for investing with us.

Sincerely,


Timothy K. Armour
President